Filed Pursuant to Rule 424(b)(7)
File No. 333-204843

Prospectus Supplement

(To Prospectus dated August 20, 2015)

14,701,832 Shares

Verso Corporation

Common Stock

This prospectus supplement relates to the offer and sale from time to time of up to 14,701,832 shares of common stock, $0.01 par value (“Common Stock”), of Verso Corporation (“Verso”) by the selling stockholders named herein. This prospectus supplement amends and supplements, and should be read in conjunction with, the Prospectus dated August 20, 2015 (the “Prospectus”). This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus including any amendments or supplements thereto.

We have registered the offering and resale of the shares to allow the selling stockholders to sell any or all of their shares of common stock identified herein on the New York Stock Exchange (the “NYSE”) or in private transactions using any of the methods described in the Prospectus. See “Plan of Distribution” on page 19 of the Prospectus. The registration of the shares does not necessarily mean that any of the shares will be sold by the selling stockholders under this prospectus supplement or otherwise.

We will not receive proceeds from the sale of the shares of common stock by the selling stockholders.

Shares of our common stock are listed on the NYSE under the symbol “VRS”. On September 3, 2015, the last reported sale price of our common stock on the NYSE was $0.20 per share.

Investing in our common stock involves risks. You should consider the risks set forth under the heading “Risk Factors” on page 4 of the Prospectus and in the documents incorporated into the Prospectus by reference.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 4, 2015.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Stockholders” in the Prospectus. Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING STOCKHOLDERS

The following table sets forth, as of the date of this prospectus supplement, the name of certain of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares of common stock that each such selling stockholder may offer pursuant to this prospectus supplement. We have been advised that each such selling stockholder received awards for the shares of our common stock in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of receipt, any agreements or understandings, directly or indirectly, with any person to distribute the common stock.

Based on information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Number of Shares of Common Stock Owned After the Offering.” We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares of common stock. As of the date of this prospectus supplement, not every holder entitled to registration rights has provided us with the information required to include them in the table below. Therefore, the heading “Other” in the “Selling Stockholder” column represents the shares held by holders who have not yet provided us with this information. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock in transactions exempt from the registration requirements of the Securities Act after the date on which such selling stockholder provided the information set forth on the table below.

Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering	Number of Shares of Common Stock That May Be Sold	Number of Shares of Common Stock Owned After the Offering	Percentage of Common Stock Outstanding After the Offering
Stonehill Capital Management LLC (1)	4,342,774	961,507	3,381,267	4.13%
Aristeia Capital, L.L.C. (2)	3,516,570	1,185,484	2,331,086	2.85%
Contrarian Capital Management, LLC (3)	3,493,653	2,616,225	877,428	1.07%
Mudrick Capital Management, LP (4)	2,844,272	2,683,475	160,797	*
Roger B. Smith (5)	386,877	386,877	—	—
GMACI RE Ltd (6)	154,612	154,612	—	—
AmTrust International Insurance Ltd/TechRE (7)	154,612	154,612	—	—
OZ Management LP (8)	102,047	102,047	—	—
Scoggin LLC (9)	38,963	38,963	—	—
Old Bellows Partners LP (10)	22,883	22,883	—	—
Roger Bear Smith Jr. (11)	18,555	18,555	—	—
Michael Labhart (12)	928	928	—	—
Other	6,375,664	6,375,664	—	—

Total	21,452,410	14,701,832	6,750,578	8.25%

*	Less than 1%

(1)

The address of such selling stockholder is c/o Stonehill Capital Management LLC, 885 3rd Avenue, 30th Floor, New York, NY 10022. Includes (i) 2,280,488 shares held of record by Stonehill Institutional Partners,

L.P., of which 468,848 may be offered for sale; and (ii) 2,062,286 shares held of record by Stonehill Master Fund Ltd., of which 492,659 may be offered for sale. Stonehill Capital Management LLC, a Delaware limited liability company (“SCM”), is the investment adviser of Stonehill Institutional Partners, L.P. (“SIP”), and Stonehill General Partner, LLC (“Stonehill GP”) is the general partner of SIP. By virtue of such relationships, SCM and Stonehill GP and the principals of such entities may be deemed to have voting and dispositive power over the shares owned by SIP. SCM is also the investment adviser of Stonehill Master Fund Ltd (“SMF”). By virtue of such relationship, SCM and the principals of such entity may be deemed to have voting and dispositive power over the shares owned by SMF. The principals of SCM and Stonehill GP are John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey, Jonathan Sacks, Peter Sisitsky, Michael Thoyer, and Michael Stern.

(2)	The address of such selling stockholder is One Greenwich Plaza, 3rd Floor, Greenwich, CT 06830. Includes (i) 3,333,349 shares held of record by Aristeia Horizons, L.P., of which 1,170,836 may be offered for sale; (ii) 94,076 shares held of record by Windermere Ireland Fund Plc, of which 14,648 may be offered for sale and (iii) 89,145 shares held by other entities managed or advised by Aristeia Capital, L.L.C., none of which may be offered for sale. Aristeia Capital, L.L.C. and Aristeia Advisors, L.P. (collectively, “Aristeia”) may be deemed the beneficial owners of the securities described herein in their capacity as the investment manager and/or general partner, as the case may be, of Aristeia Horizons, L.P., Windermere Ireland Fund plc and such other entities (collectively, the “Funds”). As investment manager and/or general partner of the Funds, Aristeia has voting and investment control with respect to the securities held by the Funds. Aristeia is owned by Kevin C. Toner, Robert H. Lynch, Jr., Anthony M. Frascella and William R. Techar. Each of Aristeia and such individuals disclaims beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in the Funds.

(3)	The address of such selling stockholder is 411 West Putnam Avenue, Suite 425, Greenwich, CT 06830. Includes (i) 243,286 shares held of record by Contrarian Centre Street Partnership, L.P., of which 130,462 may be offered for sale; (ii) 26,934 shares held of record by Contrarian Advantage B, L.P., of which 25,790 may be offered for sale; (iii) 259,296 shares held of record by Contrarian Opportunity Fund, L.P., of which 119,083 may be offered for sale; (iv) 169,004 shares held of record by CCM Pension-A, L.L.C., of which 143,913 may be offered for sale; (v) 33,890 shares held of record by CCM Pension-B, L.L.C., of which 28,975 may be offered for sale; (vi) 130,894 shares held of record by CCM Pension-C, L.L.C., of which 127,060 may be offered for sale; (vii) 264,656 shares held of record by Contrarian Dome du Gouter Master Fund, LP, of which 194,224 may be offered for sale; (viii) 209,891 shares held of record by Contrarian Capital Fund I, L.P. (Distressed Equity), of which 170,321 may be offered for sale; (ix) 63,340 shares held of record by Contrarian Capital Fund I, L.P. (Long Short), of which 50,651 may be offered for sale; (x) 1,788,306 shares held of record by Contrarian Capital Fund I, L.P., of which 1,331,641 may be offered for sale; (xi) 176,475 shares held of record by Permal Contrarian Fund I, Ltd., of which 172,424 may be offered for sale; (xii) 81,110 shares held of record by Contrarian Capital Senior Secured, L.P., of which 78,760 may be offered for sale; and (xiii) 46,571 shares held of record by Contrarian Capital Trade Claims, L.P., of which 42,921 may be offered for sale. Jon Bauer is the managing member of Contrarian Capital Management, L.L.C., which is the investment manager of each of Contrarian Centre Street Partnership, L.P., Contrarian Opportunity Fund, L.P., Contrarian Dome du Gouter Master Fund, LP, Contrarian Capital Fund I, L.P., Contrarian Capital Senior Secured, L.P. and Contrarian Capital Trade Claims, L.P., the general partner of Contrarian Advantage-B, LP, the managing member of each of CCM Pension-A, L.L.C., CCM Pension-B, L.L.C. and CCM Pension-C, L.L.C., and the investment adviser of Permal Contrarian Fund I Ltd. (collectively, the “Contrarian Funds”), and as such, may be deemed to have sole voting and dispositive power over the shares held by the Contrarian Funds and/or investment control over the Contrarian Funds.

(4)

The address of such selling stockholder is 477 Madison Avenue, 12th Floor, New York, New York 10022. Includes (i) 965,799 shares held of record by P Mudrick Ltd. (“P Mudrick”), all of which may be offered for sale; (ii) 355,298 shares held of record by Blackwell Partners LLC-Series A (“Blackwell”), 306,812 of which may be offered for sale; and (iii) 1,523,175 shares held of record by Mudrick Distressed Opportunity Fund Global L.P. (“Mudrick Distressed”), 1,410,864 of which may be offered for sale. Mudrick Capital

Management, L.P. (“Mudrick Capital”) is the investment manager of P Mudrick, and has the power to vote or dispose of P Mudrick’s shares. Mudrick Capital is the managing member of Blackwell, and has the power to vote or dispose of Blackwell’s shares. Mudrick GP, LLC (“Mudrick GP”) is the general partner of Mudrick Distressed, and has the power to vote or dispose of Mudrick Distressed’s common stock. Jason Mudrick is the managing member of Mudrick Capital Management, LLC, the general partner of Mudrick Capital.

(5)	The address of such selling stockholder is 3560 Ambassador Dr., Wellington, FL 33414. Includes (i) 264,297 shares held of record by RBS Capital Ltd., of which all may be offered for resale; and (ii) 122,580 shares held of record by Roger B Smith Living Trust, of which all may be offered for resale.

(6)	The address of such selling stockholder is 59 Maiden Lane, 43rd Floor, New York, NY 10038. GMACI RE Ltd is wholly owned by public company National General Holdings Corp. Its President/CEO is Michael Karfunkel.

(7)	The address of such selling stockholder is 59 Maiden Lane, 43rd Floor, New York, NY 10038. AmTrust Intl Insurance is wholly owned by public company AmTrust Financial Services Inc. Its President/CEO is Barry Zyskind.

(8)	The address of such selling stockholder is 9 West 57th Street, 39th Floor, New York, NY 10019. The shares of common stock are owned by certain investment funds affiliated with OZ Management LP, a Delaware limited partnership (“OZ Management”). OZ Management’s sole general partner is Och-Ziff Holding Corporation (“OZHC”), a Delaware corporation, whose sole shareholder is Och-Ziff’s Capital Management Group LLC (“OZM”), a Delaware limited liability company. Each of OZ Management, OZHC, OZM and Daniel S. Och in his capacity as the Chief Executive Officer, Chairman and an Executive Managing Director of OZM, may be deemed to be the beneficial owner of the shares of common stock.

(9)	The address of such selling stockholder is 660 Madison Avenue, 20th Floor, New York, NY 10065. Includes (i) 22,883 shares held of record by Scoggin Capital Management II LLC, of which 5,721 are held for account of a third party, and of which all may be offered for sale; and (ii) 16,080 shares held of record by Scoggin International Fund Ltd., of which 4,020 are held for account of a third party, and of which all may be offered for sale. The voting and/or dispositive powers for Scoggin Capital Management II LLC and Scoggin International Fund, Ltd are exercised by Scoggin LLC whose managing members are Craig Effron and Curtis Schenker.

(10)	The address of such selling stockholder is 660 Madison Avenue, 20th Floor, New York, NY 10065. Includes 22,883 shares held of record by Scoggin Worldwide Fund, Ltd., of which the voting and/or dispositive powers are exercised by Old Bellows Partners LP., and of which all may be offered for sale. The voting and/or dispositive powers for Scoggin Worldwide Fund, Ltd are exercised by Old Bellows Partners LP whose managing members are Craig Effron and Curtis Schenker in their capacity as managing members of Scoggin LLC, and Dev Chodry.

(11)	The address of such selling stockholder is 2901 Indigobush Way, Naples, FL 34105. Includes (i) 15,462 shares held of record by Robese Partnership, of which all may be offered for resale; and (ii) 3,093 shares held of record by Roger Bear Smith Jr., of which all may be offered for resale.

(12)	The address of such selling stockholder is Seestrasse 112, 8806 Baech, Sz, Switzerland.

Relationships with Selling Stockholders

None of the selling stockholders has had any material relationships with Verso within the past three years.

PROSPECTUS

14,701,832 Shares

Verso Corporation

Common Stock

This prospectus relates solely to the resale of up to an aggregate of 14,701,832 shares of common stock of Verso Corporation by the selling stockholders to be identified in a prospectus supplement. We are registering the offer and sale of the shares on behalf of the selling stockholders.

The selling stockholders may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at fixed or privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares.

Because all of the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares may be sold under this prospectus.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “VRS.” On August 19, 2015 the last reported sale price of our common stock on the NYSE was $0.33 per share.

Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page 4, and the “Risk Factors” sections in the documents incorporated herein by reference, for discussions of certain risks that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 20, 2015.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, nor is it soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or in any documents incorporated by reference herein is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration process, the selling stockholders to be named by prospectus supplement may offer and sell pursuant to one or more prospectus supplements, from time to time, shares of our common stock, through public or private transactions or through other means described in the section of this prospectus entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices, up to an aggregate of 14,701,832 shares of our common stock. The prices at which the selling stockholders may sell shares of our common stock may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

This prospectus and the documents incorporated by reference herein describe the general terms of these securities and the general manner in which these securities will be offered. The prospectus supplements will describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. Information filed with the SEC subsequent to the date of this prospectus and prior to the termination of the particular offering referred to in the applicable prospectus supplement will automatically be deemed to update and supersede inconsistent information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement, together with the additional information described under the section entitled “Where You Can Find Additional Information,” before you invest.

ii

PROSPECTUS SUMMARY

The following summary contains information about Verso Corporation and its common stock. It does not contain all of the information that may be important to you in making a decision to purchase shares being offered by the selling stockholders. For a more complete understanding of Verso Corporation, we urge you to read this prospectus carefully, including the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Where You Can Find Additional Information.” Unless otherwise noted, “Verso,” “we,” “us,” “our” and the “Company” mean Verso Corporation and its predecessors and consolidated subsidiaries, including Verso Paper Holdings LLC (“Verso Holdings”), Verso Paper Finance Holdings (“Verso Finance”) and Verso Paper Inc.

Our Company

Verso is a leading North American producer of printing and specialty papers and pulp. Our papers are used primarily in commercial printing, media and marketing applications, including magazines, catalogs, books, direct mail, corporate collateral, retail inserts, and specialty applications, including label and converting, flexible packaging and technical paper. Our market kraft pulp is used to manufacture printing, writing, and specialty paper grades and tissue products.

On January 7, 2015, Verso completed its acquisition of NewPage Holdings Inc. (the “Merger”). The newly combined Verso had approximately $3.5 billion in annual sales in 2014 and currently has more than 5,500 employees in eight mills across six states.

Headquartered in Memphis, Tennessee, with a business center in Miamisburg, Ohio, Verso operates eight mills strategically located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin with a total annual paper production capacity of approximately 3.6 million tons. We sell and market our products to approximately 300 customers which comprise approximately 1,700 end-user accounts. We have long-standing relationships with many leading magazine and catalog publishers, commercial printers, specialty retail merchandisers, and paper merchants. Our relationships with our ten largest customers average more than 20 years. We reach our end-users through several distribution channels, including direct sales, commercial printers, paper merchants, brokers, and converters.

Our Principal Stockholder

As a result of the consummation of the Merger, Verso is no longer majority owned by Verso Paper Management LP (“Verso Management”), a controlled affiliate of Apollo Management Holdings GP, LLC, which previously owned approximately 67.8% of the outstanding shares of common stock of Verso. Following the consummation of the Merger, Verso Management now owns approximately 44% of the outstanding shares of common stock of Verso. Apollo Management Holdings GP, LLC is an affiliate of Apollo Global Management, LLC (“Apollo”), a leading global alternative asset investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. As of June 30, 2015, Apollo had assets under management of approximately $163 billion in its private equity, credit and real estate funds.

Additional Information

For a description of our business, financial condition, results of operations and other important information regarding Verso, we refer you to our filings with the SEC incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find Additional Information.”

Our principal executive offices are located at 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436, and our telephone number is (901) 369-4100. The address of our internet site is www.versoco.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated by reference herein.

The Offering

The following summary describes certain terms of Verso’s common stock and the proposed offering. The “Description of Capital Stock” section of this prospectus contains more detailed descriptions of the terms and conditions of Verso’s common stock.

Shares of common stock offered for resale by the selling stockholders in this offering	14,701,832 shares.

Shares of common stock outstanding as of July 31, 2015	81,837,254 shares.

Common stock voting rights	Each share of our common stock entitles its holder to one vote.

Dividend policy	We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements, including our indebtedness. See “Dividend Policy.”

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders pursuant to this prospectus. See “Use of Proceeds.”

NYSE symbol	VRS

Risk factors	Please see the sections entitled “Risk Factors” included in this prospectus and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, and our subsequent filings with the SEC, which are incorporated by reference into this prospectus, for a discussion of some of the factors that you should carefully consider before deciding to purchase our common stock.

RISK FACTORS

Investing in our common stock involves risk. You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus or incorporated by reference into this prospectus. In addition to those listed below and elsewhere in this prospectus, you should also consider the risks, uncertainties and assumptions discussed under the caption “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2014, and our subsequent filings with the SEC, which are incorporated by reference into this prospectus. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

Risks Related to this Offering

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

There are 81,837,254 shares of our common stock outstanding as of July 31, 2015, and we are registering 14,701,832 shares for resale by the selling stockholders pursuant to this prospectus. All of the outstanding shares of our common stock are eligible for resale under Rule 144 or Rule 701 of the Securities Act of 1933, as amended (the “Securities Act”), subject to volume limitations and applicable holding period requirements.

We may issue shares of common stock or other securities from time to time as consideration for future acquisitions and investments or for any other reason that our board of directors, or Board, deems advisable. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of common stock or other securities in connection with any such acquisitions and investments. As of July 31, 2015, options to purchase 8,763,208 shares of common stock are outstanding under our equity compensation plans, assuming no changes to the plans; issuances of certain of these shares are registered on a registration statement on Form S-8. Although we have not filed with the SEC a registration statement on Form S-8 covering all of the shares issuable under awards we have already granted under our equity incentive plans, shares issuable upon the exercise of options will be eligible for resale either (i) if registered under the registration statement on Form S-8, in the open market or (ii) if not registered under such registration statement, under Rule 144 or Rule 701 of the Securities Act, subject to volume limitations and applicable holding period requirements.

We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future issuances and sales of our common stock or other securities, including future sales by the selling stockholders, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares of common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The price and trading volume of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares of common stock. The market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions that impact demand for our products and services;

•	future announcements concerning our business or our competitors’ business;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock or industry;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy or other business strategies, including the results of our recently completed acquisition of NewPage Holdings Inc.;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental laws and regulation (or interpretation or enforcement thereof);

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival or departure of key personnel;

•	adverse resolution of new or pending litigation against us;

•	changes in our capital structure;

•	sales of common stock by us, Apollo or their affiliated funds, the selling stockholders or members of our management team; and

•	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.

Verso common stock may cease to be listed on the New York Stock Exchange.

Verso common stock is currently listed on the New York Stock Exchange, or “NYSE,” under the symbol “VRS.” Verso may not be able to meet the continued listing requirements of the NYSE, including with respect to NYSE’s continued listing standard relating to market capitalization and trading price. If Verso is unable to satisfy the requirements of the NYSE for continued listing, its common stock would be subject to delisting. Any delisting could have a material adverse effect on Verso’s share price which, among other things, could cause a downgrade in its debt ratings potentially resulting in increased interest and other financial expenses related to future borrowings, and could further restrict Verso’s access to additional capital or trade credit.

Apollo owns 44% of our common stock and its interests may conflict with or differ from your interests as a stockholder.

Apollo beneficially owns approximately 44% of our common stock. As long as Apollo controls shares representing a significant percentage of the total voting power of our outstanding stock, Apollo will have significant power in determining the outcome of most stockholder votes. In addition, representatives of Apollo comprise four of our ten directors. As a result, Apollo has the ability to impact any transaction that requires the approval of the Board or stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets.

The interests of Apollo could conflict with or differ from your interests as a holder of our common stock. For example, the concentration of ownership currently held by Apollo could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination that you as a stockholder may otherwise view favorably. Apollo is in the business of making or advising on investments in companies and holds, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Apollo may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

So long as Apollo continues to beneficially own a significant amount of our equity, it may continue to be able to strongly influence or effectively control our decisions.

We currently have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

We currently have no plans to pay regular dividends on our common stock. Any payment of future dividends will be at the discretion of the Board and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that the Board deems relevant. The terms governing the outstanding debt of certain of our subsidiaries also include limitations on the ability of such subsidiaries to pay dividends to us. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment.

We are no longer a “controlled company” within the meaning of the New York Stock Exchange (“NYSE”) rules and we are in a phase-in period for compliance with additional governance requirements under NYSE rules.

Following the consummation of the Merger, we ceased to be a “controlled company” under NYSE rules and, as a result, we are subject to additional governance requirements under NYSE rules, including the requirements to have a majority of independent directors on the Board; a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and an annual performance evaluation of the nominating and corporate governance and compensation committees.

The NYSE rules provide for phase-in periods for these requirements, but we must be fully compliant with the new requirements by January 7, 2016. During this transition period, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

Provisions of our amended and restated certificate of incorporation and bylaws may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of the Board. These provisions include:

•	having a classified board of directors;

•	establishing limitations on the removal of directors;

•	prohibiting cumulative voting in the election of directors;

•	empowering only the Board to fill any vacancy on the Board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	prohibited stockholders from acting by written consent except for the unanimous consent of all holders of our common stock, and providing that special meetings of our stockholders may be called only by the Board or the chairman of the Board; and

•	establishing advance notice requirements for nominations for election to the Board or for proposing matters that can be acted on by stockholders at stockholder meetings.

Our issuance of shares of preferred stock could delay or prevent a change in control of us. The Board has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of our preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, even where stockholders are offered a premium for their shares.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. When used in this prospectus and the documents incorporated herein by reference, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “predicts,” “likely,” “may,” “might,” “will,” “should,” “could,” “continue” or “assumption” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

We disclose important factors that could cause actual results to differ materially from our expectations under “Risk Factors” herein and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, and our subsequent filings with the SEC, and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could materially affect our results include:

•	our competitive industry;

•	increases in our costs or decreases in coated paper prices;

•	developments in alternative media;

•	the inability to obtain energy or raw materials, including petroleum-based chemicals at favorable prices, or at all;

•	any interruption in the operations of our manufacturing facilities;

•	inadequate capital resources to fund all of our required capital expenditures;

•	our dependence on a small number of customers for a significant portion of our business;

•	the difficulty in realizing certain productivity enhancements or improvements in costs;

•	rising postal costs;

•	the inability to retain our senior management;

•	wage and benefit increases and work stoppages and slowdowns by our unionized employees;

•	the failure of our information technology and other business support systems;

•	our dependence on third parties for certain transportation services;

•	various environmental, health and safety laws and regulations that could impose substantial costs or other liabilities upon us;

•	lenders under our credit facilities may not fund their commitments;

•	litigation could be costly and harmful to our business;

•	our substantial indebtedness;

•	the significant amount of cash required to service our indebtedness and make planned capital expenditures;

•	restrictive covenants in the instruments governing our debt securities and credit agreements that restrict our ability to pursue our business strategies;

•	our and our subsidiaries’ ability to incur substantially more debt; and

•	a downgrade in our debt ratings.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you or that could cause our actual results to differ materially from the results referred to in any forward-looking statement. All forward-looking statements in this prospectus attributable to us apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Any forward-looking statement included in a document incorporated by reference into this prospectus applies only as of the date of such document. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We are registering these shares of common stock for resale by the selling stockholders. We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The net proceeds from the sale of the shares offered pursuant to this prospectus will be received by the selling stockholders.

DIVIDEND POLICY

We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. In addition, the terms governing the outstanding debt of certain of our subsidiaries includes limitations on the ability of such subsidiaries to pay dividends to us. The decision whether to pay dividends will be made by the Board in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements.

SELLING STOCKHOLDERS

We are registering up to an aggregate of 14,701,832 shares of our common stock to permit the selling stockholders to be named in a prospectus supplement to resell their shares in the manner contemplated under the section entitled “Plan of Distribution.” When we refer to “selling stockholders” in this prospectus and any supplemental prospectus, we mean the persons who hold shares originally issued by Verso in connection with the Merger as a result of the mandatory conversion of warrants previously issued by Verso, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in such shares of our common stock other than through a public sale.

The common stock to be offered by the selling stockholders was issued pursuant to exemptions from the registration requirements of the Securities Act. We have filed with the SEC, under the Securities Act, a Registration Statement on Form S-3 with respect to the resale of the common stock from time to time by the selling stockholders, and this prospectus forms a part of that registration statement.

Additional information about the selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares of common stock and 20,000,000 shares of preferred stock, the rights and preferences of which may be designated by the Board. As of July 31, 2015, there were 81,837,254 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. All of our existing common stock is validly issued, fully paid and nonassessable.

The discussion below describes the most important terms of our capital stock, certificate of incorporation, bylaws and certain agreements among stockholders. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description refer to our amended and restated certificate of incorporation and bylaws, copies of which are incorporated by reference into this prospectus, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, a holder of more than 50% of the shares of our common stock would be able to, if it so chooses, elect all of our directors. In that event, the holders of the remaining shares will not be able to elect any directors.

Dividend Rights. All shares of our common stock are entitled to share equally in any dividends the Board may declare from legally available sources, subject to the terms of any outstanding preferred stock. The terms governing the outstanding debt of certain of our subsidiaries includes limitations on the ability of such subsidiaries to pay dividends to us.

Liquidation Rights. Upon liquidation or dissolution of Verso Corporation, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of our prior obligations, including any prior rights of any then-outstanding preferred stock.

Registration Rights. Pursuant to our registration rights agreement with affiliates of Apollo, we agreed to register shares of our common stock owned by Verso Investments LP, the individual limited partners of Verso Management LP and their permitted transferees under the following circumstances:

•	Demand Rights. At any time upon the written request from Verso Investments LP, we will register shares of our common stock specified in such request for resale under an appropriate registration statement filed and declared effective by the SEC. We may defer a demand registration by up to 90 days if the Board determines it would be materially detrimental to us to file a registration statement.

•	Piggyback Rights. If at any time we file a registration statement for the purposes of making a public offering of our common stock, or register outstanding shares of our common stock for resale on behalf of any holder of our common stock, Verso Investments LP, the individual limited partners of Verso Management LP and their permitted transferees may elect to include in such registration statement any shares of common stock such person holds. The managing underwriter in the contemplated offering may exclude all or a part of the shares according to market factors pursuant to an order of priority set forth in the agreement.

In connection with Verso’s issuance of warrants in August 2014, Verso entered into a registration rights agreement obligating Verso to use commercially reasonable best efforts to (i) file with the SEC within 60 days following the closing of the Merger a registration statement relating to the resale of shares of our common stock issued upon conversion of the warrants and (ii) cause such registration statement to become effective within 365 days following the earlier of the closing of the Merger and August 1, 2014. The registration statement accompanying this prospectus has been filed pursuant to such registration rights agreement.

Other Matters. The holders of our common stock have no preemptive or conversion rights, and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

The Board, without further stockholder approval, may issue, from time to time, up to an aggregate of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or designations of such series. The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us and might affect the market price of our common stock.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions

Our amended and restated certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and the rights of stockholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect in that such provisions may delay, defer or prevent a change of control of Verso. These provisions include:

Preferred Stock. The Board has authority to issue series of preferred stock with such voting rights and other powers as the Board may determine, as described above.

Classified Board. The Board is classified into three classes. Each director will serve a three-year term and will stand for re-election once every three years.

Removal of Directors; Vacancies. Our stockholders are able to remove directors only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on the Board may be filled only by a majority of the Board.

No Cumulative Voting. Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors. Cumulative voting rights would have been available to the holders of our common stock if our amended and restated certificate of incorporation had not negated cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders. Our amended and restated certificate of incorporation does not permit stockholder action without a meeting by consent except for the unanimous consent of all holders of our common stock. They also provide that special meetings of our stockholders may be called only by the Board or the chairman of the Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting.

Delaware Takeover Statute. Our amended and restated certificate of incorporation provides that we are not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

Exclusive Forum

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of ours to us or to our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, or any action asserting a claim governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in our capital stock will be deemed to have notice of and consent to this forum selection provision.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare.

Listing

Verso common stock is listed on the New York Stock Exchange under the trading symbol “VRS.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders (as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

This discussion does not address U.S. federal estate tax or the Medicare contribution tax on certain net investment income. A non-U.S. holder should consult with their own tax advisors regarding the possible application of these taxes.

For the purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

It is assumed for purposes of this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to non-U.S. holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, former citizens or former long-term residents of the United States, and holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of U.S. state, local or non-U.S. taxes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our common stock should consult their own tax advisors.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences relating to the ownership and disposition of our common stock. Holders of our common stock should consult with their own tax advisors regarding the tax consequences to them (including the application and effect of other U.S. federal tax laws and any state, local, non-U.S. income and other tax laws) of the ownership and disposition of our common stock.

Dividends

Although we do not anticipate that we will pay any dividends on our common stock, if dividends are paid to non-U.S. holders, such dividends, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will be subject to U.S. federal income tax withholding at a rate of 30% (or a lower rate provided by an applicable income tax treaty). To obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide us or our paying agent with a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E certifying the non-U.S. holder’s entitlement to benefits under that treaty. In certain cases, additional requirements may need to be satisfied to avoid the imposition of U.S. withholding tax. See “—FATCA” below for further details.

Because it will generally not be known, at the time a non-U.S. holder receives any distribution, whether the distribution will be paid out of our current or accumulated earnings and profits, we expect that a withholding agent will deduct and withhold U.S. tax at the applicable rate on all distributions that you receive on our common stock. If it is later determined that a distribution was not a dividend in whole or in part, you may be entitled to claim a refund of the U.S. federal income tax withheld with respect to that portion of the distribution, provided that the required information is timely furnished to the IRS.

If the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, withholding should not apply, so long as the appropriate certifications are made by such non-U.S. holder. See “—Effectively Connected Income” below for additional information on the U.S. federal income tax considerations applicable with respect to such effectively connected dividends.

Gain on Disposition of our Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the conduct, by such non-U.S. holder, of a trade or business in the United States, in which case the gain will be subject to tax in the manner described below under “—Effectively Connected Income”;

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to 30% (or a lower applicable treaty rate) tax; or

•	we are, or have been, a “United States real property holding corporation” for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period in our common stock; provided, that so long as our common stock is regularly traded on an established securities market, generally a non-U.S. holder would be subject to taxation with respect to a taxable disposition of our common stock, only if at any time during that five-year or shorter period it owned more than 5% directly or by attribution, of that class of common stock.

We believe that we currently are not, and do not anticipate becoming, a United States real property holding corporation. Because the determination of whether we are a United States real property holding corporation depends on the fair market value of our interests in real property located within the United States relative to the fair market value of our interests in real property located outside the United States and our other business assets, however, there can be no assurance that we will not become a United States real property holding corporation in the future. If we were treated as a U.S. real property holding corporation during the relevant period described in the third bullet point above, any taxable gains recognized by a non-U.S. holder on the sale or other taxable disposition of our common stock would be subject to tax as if the gain were effectively connected with the conduct of the non-U.S. holder’s trade or business in the United States except the branch profits tax would not apply. See “—Effectively Connected Income.” In addition, if our common stock ceases to be traded on an established securities market the transferee of our common stock would generally be required to withhold tax, under U.S. federal income tax laws, in an amount equal to 10% of the amount realized by the non-U.S. holder on the sale or other taxable disposition of our common stock. The rules regarding U.S. real property interests are complex, and non-U.S. holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

Effectively Connected Income

If a dividend received on our common stock, or gain from a sale or other taxable disposition of our common stock, is treated as effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, such non-U.S. holder will generally be exempt from withholding tax on any such dividend and any gain realized on such a disposition, provided such non-U.S. holder complies with certain certification requirements (generally on IRS Form W-8ECI). Instead such non-U.S. holder will generally be subject to U.S. federal income tax on a net income basis on any such gains or dividends in the same manner as if such holder were a U.S. person (as defined in the Code) unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on such holder’s earnings and profits for the taxable year that are effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to such holder’s U.S. permanent establishment), subject to adjustments.

Information Reporting and Backup Withholding

Generally, we must report to our non-U.S. holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the distributions are effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding is eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding, however, generally will not apply to distributions to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person (as defined in the Code) that is not an exempt recipient.

Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the non-U.S. holder to the IRS.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments include generally U.S. source payments otherwise subject to nonresident withholding tax (e.g., U.S. source dividends) and also include the entire gross proceeds from the sale or other disposition of any equity or debt instruments of U.S. issuers. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Administrative guidance from the IRS defers this withholding obligation until January 1, 2017 for gross proceeds from dispositions of U.S. common stock.

Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

PLAN OF DISTRIBUTION

We are registering the shares covered by this prospectus to permit the selling stockholders to sell shares directly to purchasers or through underwriters, broker-dealers or agents from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchases of shares to be made directly or through agents.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed, varying or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

•	to or through underwriters or broker-dealers;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwriters or broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with these sales, the selling stockholders may enter into hedging transactions with underwriters, broker-dealers or other financial institutions that in turn may:

•	engage in short sales of shares of the common stock in the course of hedging their positions;

•	sell shares of the common stock short and deliver shares of the common stock to close out short positions;

•	loan or pledge shares of the common stock to underwriters, broker-dealers or other financial institutions that in turn may sell shares of the common stock;

•	enter into option or other transactions with underwriters, broker-dealers or other financial institutions that require the delivery to the underwriter, broker-dealer or other financial institution of shares of the common stock, which the underwriter, broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which an underwriter or broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

With respect to a particular offering of the shares of common stock held by the selling stockholders, to the extent required, an accompanying prospectus supplement, or if appropriate, a post-effective amendment to the registration statement of which this prospectus is part will be prepared and will set forth the following information:

•	the specific shares of common stock to be offered and sold;

•	the name of the selling stockholder;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholder.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

Any shares covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Verso Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes an emphasis of a matter paragraph related to the acquisition of NewPage Holdings, Inc. and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical consolidated financial statements of NewPage Holdings Inc. and NewPage Corporation, incorporated herein by reference from Exhibit 99.1 of Verso Corporation and Verso Paper Holdings LLC’s Current Report on Form 8-K as amended on March 23, 2015, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance on these reports, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports and other information with the SEC (File No. 1-34056). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may request copies of the filing, at no cost, by telephone at (901) 369-4100 or by mail at Verso Corporation, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436. Certain information about our company may also be obtained from our website at www.versoco.com. Information contained on our website or any other website is not incorporated by reference into and does not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

We and the selling stockholders have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom such offer is not permitted under applicable law.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the following documents which have been filed with the SEC:

•	Our Annual Report on Form 10-K for Verso Corporation for the fiscal year ended December 31, 2014, including portions of our Proxy Statement for the 2015 annual meeting of stockholders to the extent specifically incorporated by reference therein.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015.

•	Our Current Reports on Form 8-K, filed January 7, 2015 (as amended on March 23, 2015), May 27, 2015, June 5, 2015, June 29, 2015, August 19, 2015, and August 20, 2015.

•	The description of Verso’s common stock set forth in Verso’s Registration Statement on Form 8-A dated May 9, 2008, and any amendment or report filed with the SEC for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the termination of the offering of securities pursuant to this prospectus, shall be incorporated by reference into this prospectus from the date of filing of such documents.

Upon request, we will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by writing or telephoning us at the following address:

Verso Corporation

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

Attention: Corporate Secretary

Telephone: (901) 369-4100

You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

INFORMATION REGARDING SEGMENTS

In January 2015, as a result of the NewPage acquisition, Verso reorganized its reportable segments as a result of a change in the way the Chief Executive Officer, who serves as the Chief Operating Decision Maker, or “CODM,” manages and evaluates the business. Based on the information that the CODM utilizes to manage and evaluate the business, it was determined that the reportable segments represent two segments, paper and pulp. Our paper segment now includes the historical coated and other segments. As a result of these changes in segment reporting, all historical segment information has been revised to conform to the new presentation, with no resulting impact on the consolidated results of operations. Our historical segment information has been recast as follows:

	Year Ended December 31,
(Dollars in thousands)	2014	2013	2012
Net Sales:
Paper	$1,135,962	$1,232,800	$1,333,796
Pulp	160,651	156,099	140,816

Total	$1,296,613	$1,388,899	$1,474,612

Operating Income (Loss):
Paper	$(193,667)	$12,360	$(41,636)
Pulp	18,950	21,540	9,215

Total	$(174,717)	$33,900	$(32,421)

Depreciation, Amortization, and Depletion:
Paper	$75,572	$86,605	$100,178
Pulp	15,325	18,125	18,000

Total	$90,897	$104,730	$118,178

Capital Spending:
Paper	$32,338	$34,908	$60,234
Pulp	9,625	5,752	(325)

Total	$41,963	$40,660	$59,909

The following table summarizes the net sales, operating income (loss), depreciation, amortization and depletion and capital spending that has been added to (subtracted from) the paper segment and the former other segment, for the three years ended December 31, 2014:

	Year Ended December 31,
(Dollars in thousands)	2014	2013	2012
Paper
Net sales	$196,857	$170,245	$156,746
Operating income (loss)	(28,543)	(2,186)	(15,470)
Depreciation, amortization, and depletion	9,642	8,629	9,438
Capital spending	681	1,313	2,427
Other
Net sales	(196,857)	(170,245)	(156,746)
Operating income (loss)	28,543	2,186	15,470
Depreciation, amortization, and depletion	(9,642)	(8,629)	(9,438)
Capital spending	(681)	(1,313)	(2,427)

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

On January 3, 2014, Verso Corporation or “Verso”, Verso Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Verso, or “Merger Sub,” and NewPage Holdings Inc., a Delaware corporation, or “NewPage,” entered into an Agreement and Plan of Merger, or the “Merger Agreement,” pursuant to which the parties agreed to merge Merger Sub with and into NewPage on the terms and subject to the conditions set forth in the Merger Agreement, with NewPage surviving the merger as an indirect, wholly owned subsidiary of Verso. On January 7, 2015, Verso consummated the previously announced acquisition of NewPage through the merger of Merger Sub, with and into NewPage, or the “NewPage acquisition,” pursuant to the Merger Agreement. As a result of the merger of Merger Sub with and into NewPage, Merger Sub’s separate corporate existence ceased and NewPage continued as the surviving corporation and an indirect, wholly owned subsidiary of Verso.

Our unaudited balance sheet as of June 30, 2015, which reflects the completion of the NewPage acquisition, is incorporated herein by reference from our Form 10-Q for the three and six months ended June 30, 2015. In addition, on March 23, 2015, Verso filed a Form 8-K/A with the SEC that included an unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2014. The below Pro Forma Condensed Statement of Operations is updated to reflect the six months ended June 30, 2015. The unaudited pro forma condensed statement of operations gives effect to the NewPage acquisition and the related financing transactions required to effect the Merger and the Exchange Offer Transactions as if they had occurred as of January 1, 2014.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only. The pro forma information is not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the pro forma events been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma information is based on the assumptions, adjustments and eliminations described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Although management believes that the preliminary purchase price allocation included in our June 30 pro forma financial information is reasonable, there can be no assurance that finalization of such purchase price allocation will not result in material changes to the pro forma financial information.

VERSO CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2015

(Dollars in millions, except per share amounts)

	Historical Verso	January 1 to January 6, 2015 Activity	Total Acquisition Adjustments		Pro Forma
		a
Net sales	$1,584	$32	$—		$1,616
Costs and expenses:
Cost of products sold—(exclusive of depreciation, amortization, and depletion)	1,385	30	(11	)b	1,404
Depreciation, amortization, and depletion	121	2	1	c	124
Selling, general, and administrative expenses	101	2	(14	)d	89
Restructuring charges	28	2	(2	)e	28

Total operating expenses	1,635	36	(26)		1,645

Operating (loss) income	(51)	(4)	26		(29)

Interest expense	133	1	1	f	135

Loss before income taxes	(184)	(5)	25		(164)

Income tax benefit	(2)	—	—		(2)

Net loss	$(182)	$(5)	$25		$(162)

Loss per common share:
Basic	$(2.25)				$(1.98)
Diluted	(2.25)				(1.98)
Weighted average common shares outstanding (in thousands):
Basic	80,722		935	g	81,657
Diluted	80,722		935	g	81,657

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2015:

(a)	Represents the activity of NewPage for the period from January 1 to January 6, 2015 and was derived from NewPage’s unaudited consolidated statement of operations for such period which is not included or incorporated herein for the period January 1 to January 6, 2015.

(b)	Represents the increased cost of products sold for finished goods and work-in process inventories recorded at fair value on the date of acquisition and sold and included in the historical Verso statement of operations during the six months ended June 30, 2015.

(c)	Represents additional depreciation resulting from the preliminary adjustment of the NewPage property and equipment to estimated fair value for the period from January 1 to January 6, 2015.

(d)	Represents NewPage acquisition related costs incurred during the six months ended June 30, 2015 and included in the historical Verso statement of operations for the six months ended June 30, 2015.

(e)	Represents restructuring charges incurred by NewPage directly as a result of the acquisition for the period from January 1 to January 6, 2015.

(f)	Represents additional interest expense as a result of the NewPage acquisition and related financing activities for the period from January 1 to January 6, 2015.

(g)	To reflect the incremental impact of the 13.6 million shares issued in connection with the NewPage acquisition and the additional 14.7 million shares of common stock issued in connection with the Exchange Offer Transactions for the period from January 1 to January 6, 2015.

14,701,832 Shares

Verso Corporation

Common Stock

PROSPECTUS SUPPLEMENT

September 4, 2015